Exhibit 99.1

Item 8. Financial Statements and Supplementary Data

LIQUIDIA CORPORATION

FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Liquidia Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Liquidia Corporation and its subsidiaries (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive loss, of stockholders’ equity and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring losses from operations since inception and expects to continue to incur operating losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Long-term Debt

As described in Notes 2 and 13 to the consolidated financial statements, during 2023 the Company entered into a revenue interest financing agreement (“HCR Agreement”) with HealthCare Royalty Partners IV, L.P. (HCR) and HealthCare Royalty Management, LLC, for an aggregate investment amount of up to $100.0 million in four tranches. During 2024, the Company entered into the Fourth and Fifth Amendments to the HCR Agreement pursuant to which HCR funded an additional $25.0 million from the second tranche on January 5, 2024 and an additional $32.5 million from the second tranche on September 12, 2024, and eliminated the third and fourth tranches. Amendments are assessed by management to determine appropriate treatment as troubled debt restructurings, extinguishments or modifications. Subsequent to the initial issuance of the December 31, 2024 financial statements, management reevaluated the accounting treatment for the Fourth and Fifth amendments to the HCR Agreement. Management had initially concluded that the amendments constituted extinguishments and after reevaluating the accounting treatment have revised their conclusions and determined the amendments to be modifications. As a result, all amendments to date were treated as debt modifications for accounting purposes. Aggregate payments to HCR are capped at 175% of funded portion of the investment amount (the “Hard Cap”), plus an amount, if any, that HCR would need to receive to yield an internal rate of return of (i) 18% on the first $67.5 million funded and (ii) 16% on the next $32.5 million funded (the “IRR True-Up Payment”), unless the HCR Agreement is earlier terminated. If a change of control occurs or upon the occurrence of an event of default, HCR may accelerate payments due under the HCR Agreement up to the Hard Cap, plus the IRR True-Up Payment, plus any other obligations payable under the HCR Agreement. Management recorded the total funds received from HCR under the terms of the HCR Agreement as a liability. Cumulative fees to the lender and third parties of approximately $0.9 million are reflected as a discount on the long-term debt and is accreted over the term using the effective interest method. The HCR Agreement’s initial effective interest rate was 17.3%, which decreased to 17.2% following the Third Amendment. Following the Fourth Amendment the effective interest rate was 18.0% and was 16.0% following the Fifth Amendment. Management uses the contractual payment schedule to determine the interest expense to record to accrete the liability to the amount ultimately due. The current and long-term portions of the HCR Agreement payable recognized as of December 31, 2024, were $18.0 million and $95.3 million, respectively.

The principal considerations for our determination that performing procedures relating to long-term debt is a critical audit matter are (i) the significant judgment by management when determining the appropriate accounting treatment for the amendments; and (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating audit evidence related to management’s determination of the accounting treatment of the amendments.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others, (i) reading the HCR Agreement and related amendments; (ii) evaluating the appropriateness of the classification of the debt; and (iii) evaluating management’s revised assessment related to determining the accounting treatment of the amendments. Evaluating management’s revised assessment related to determining the accounting treatment of the amendments included (i) evaluating the impact of the contractual terms of the amendments; (ii) assessing whether the Company’s creditworthiness had deteriorated since the debt was issued; (iii) reevaluating whether the change in debt terms is considered substantially different by calculating the present value of the cash flows under the terms of the amendments and comparing it to the present value of the remaining cash flows under the terms of the original HCR Agreement; (iv) considering whether the conclusions reached by management after the reevaluation were consistent with the terms of the arrangements and evidence obtained in other areas of the audit; (v) evaluating the presentation of the related financial statement disclosures; and (vi) evaluating the adjustments to revise the previously issued financial statements to account for the Fourth and Fifth amendments to the HCR Agreement as modifications.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina

March 19, 2025, except for the effects of the revision discussed in Note 2 to the consolidated financial statements and the critical audit matter related to long-term debt, as to which the date is May 8, 2025

We have served as the Company’s auditor since 2014.

Liquidia Corporation

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$176,479	$83,679
Accounts receivable, net	2,719	4,061
Inventory	241	—
Prepaid expenses and other current assets	5,666	2,159
Total current assets	185,105	89,899
Property, plant and equipment, net	8,298	4,480
Operating lease right-of-use assets, net	4,187	1,704
Indemnification asset, related party	7,460	6,707
Contract acquisition costs, net	7,286	7,922
Intangible asset, net	3,156	3,430
Goodwill	3,903	3,903
Other assets	10,918	287
Total assets	$230,313	$118,332
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,689	$1,396
Accrued expenses and other current liabilities	18,659	13,400
Long-term debt, current	18,016	2,615
Operating and finance lease liabilities, current	417	1,139
Total current liabilities	41,781	18,550
Litigation finance payable	7,300	6,707
Long-term debt, noncurrent	95,268	43,418
Operating and finance lease liabilities, noncurrent	6,586	2,364
Total liabilities	150,935	71,039
Commitments and contingencies (Note 15)
Stockholders’ equity:
Preferred stock — 10,000,000 shares authorized, none outstanding	—	—
Common stock — $0.001 par value, 115,000,000 and 100,000,000 shares authorized as of December 31, 2024 and December 31, 2023, respectively, 84,683,063 and 68,629,575 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	85	69
Additional paid-in capital	636,682	476,322
Accumulated deficit	(557,389)	(429,098)
Total stockholders’ equity	79,378	47,293
Total liabilities and stockholders’ equity	$230,313	$118,332

The accompanying notes are an integral part of these consolidated financial statements.

Liquidia Corporation

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Year Ended
	Year Ended December 31,
	2024	2023
Revenue	$13,996	$17,488
Costs and expenses:
Cost of revenue	5,879	2,888
Research and development	47,842	43,242
General and administrative	81,569	44,742
Total costs and expenses	135,290	90,872
Loss from operations	(121,294)	(73,384)
Other income (expense):
Interest income	7,654	3,466
Interest expense	(14,651)	(6,273)
Loss on extinguishment of debt	—	(2,311)
Total other expense, net	(6,997)	(5,118)
Net loss and comprehensive loss	$(128,291)	$(78,502)
Net loss per common share, basic and diluted	$(1.63)	$(1.21)
Weighted average common shares outstanding, basic and diluted	78,707,503	64,993,476

The accompanying notes are an integral part of these consolidated financial statements.

Liquidia Corporation

Consolidated Statements of Stockholders’ Equity

(in thousands, except share amounts)

	Common	Common	Additional		Total
	Stock	Stock	Paid in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance as of December 31, 2022	64,517,912	$64	$440,954	$(350,596)	$90,422
Issuance of common stock upon exercise of stock options	137,576	—	495	—	495
Issuance of common stock upon vesting of restricted stock units	201,880	1	(1)	—	—
Issuance of common stock under employee stock purchase plan	140,922	—	683	—	683
Sale of common stock, net	3,631,285	4	24,102	—	24,106
Stock-based compensation	—	—	10,089	—	10,089
Net loss	—	—	—	(78,502)	(78,502)
Balance as of December 31, 2023	68,629,575	$69	$476,322	$(429,098)	$47,293
Issuance of common stock upon exercise of stock options	380,096	1	1,770	—	1,771
Issuance of common stock upon vesting of restricted stock units	725,038	—	—	—	—
Issuance of common stock under employee stock purchase plan	172,395	—	1,248	—	1,248
Issuance of common stock upon exercise of warrants	9,158	—	—	—	—
Sale of common stock, net	14,766,801	15	138,536	—	138,551
Stock-based compensation	—	—	18,806	—	18,806
Net loss	—	—	—	(128,291)	(128,291)
Balance as of December 31, 2024	84,683,063	$85	$636,682	$(557,389)	$79,378

The accompanying notes are an integral part of these consolidated financial statements.

Liquidia Corporation

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2024	2023
Operating activities
Net loss	$(128,291)	$(78,502)
Adjustments to reconcile net loss to net cash used in operating activities:
Acquired in-process research and development	3,500	10,000
Stock-based compensation	18,806	10,089
Depreciation and amortization	2,197	2,178
Non-cash lease expense	468	397
Loss (gain) on disposal of property and equipment	46	(2)
Loss on extinguishment of debt	—	2,311
Accretion and non-cash interest expense	14,644	6,093
Changes in operating assets and liabilities:
Accounts receivable, net	1,342	956
Inventory	(241)	—
Prepaid expenses and other current assets	(1,881)	(798)
Other noncurrent assets	(10,631)	20
Accounts payable	2,330	(1,152)
Accrued expenses and other current liabilities	5,259	7,746
Operating lease liabilities	(970)	(900)
Net cash used in operating activities	(93,422)	(41,564)
Investing activities
Purchase of in-process research and development	(3,500)	(10,000)
Purchases of property, plant and equipment	(4,949)	(1,290)
Proceeds from the sale of property, plant and equipment	8	2
Net cash used in investing activities	(8,441)	(11,288)
Financing activities
Proceeds from long-term debt, net of fees	57,460	41,744
Payments on long-term debt	(4,853)	(21,654)
Payments for debt prepayment and extinguishment costs	—	(2,190)
Principal payments on finance leases	(107)	(181)
Receipts from litigation financing	593	113
Proceeds from sale of common stock, net of issuance costs	138,551	24,238
Proceeds from issuance of common stock under stock incentive plans	3,019	1,178
Net cash provided by financing activities	194,663	43,248
Net increase (decrease) in cash and cash equivalents	92,800	(9,604)
Cash and cash equivalents, beginning of period	83,679	93,283
Cash and cash equivalents, end of period	$176,479	$83,679
Supplemental disclosure of cash flow information
Cash paid for interest	$—	$360
Cash paid for operating lease liabilities	$1,322	$1,283
Offering costs incurred, but not paid included in accrued expenses	$—	$132
Non-cash increase in right-of-use assets due to remeasurement of lease liabilities	$4,577	$—
Non-cash increase in property, plant and equipment through accounts payable	$210	$239
Non-cash increase in indemnification asset through accounts payable	$753	$112

The accompanying notes are an integral part of these consolidated financial statements.

Liquidia Corporation

Notes to Consolidated Financial Statements

(tabular dollars in thousands)

1. Business

Description of the Business

We are a biopharmaceutical company focused on the development, manufacture, and commercialization of products that address unmet patient needs, with current focus directed towards rare cardiopulmonary diseases such as pulmonary arterial hypertension (“PAH”) and pulmonary hypertension associated with interstitial lung disease (“PH-ILD”). We operate through our wholly owned operating subsidiaries, Liquidia Technologies, Inc. (“Liquidia Technologies”) and Liquidia PAH, LLC (“Liquidia PAH”), formerly known as RareGen, LLC (“RareGen”).

We currently generate revenue pursuant to a promotion agreement between Liquidia PAH and Sandoz Inc. (“Sandoz”), dated as of August 1, 2018, as amended (the “Promotion Agreement”), sharing profit derived from the sale of Sandoz’s substitutable generic treprostinil injection (“Treprostinil Injection”) in the United States. Liquidia PAH has the exclusive rights to conduct commercial activities to encourage the appropriate use of Treprostinil Injection. We employ a targeted sales force calling on physicians and hospital pharmacies involved in the treatment of PAH and PH-ILD in the United States, as well as key stakeholders involved in the distribution and reimbursement of medicines to treat these patients. We established our commercial presence in the field to support Treprostinil Injection and have since expanded our presence to support the potential launch of YUTREPIA (treprostinil) inhalation powder (“YUTREPIA”), further validating our reputation as a company committed to supporting PAH and PH-ILD patients.

We conduct research, development and manufacturing of novel products by applying our subject matter expertise in cardiopulmonary diseases and our proprietary PRINT® technology, a particle engineering platform, to enable precise production of uniform drug particles designed to improve the safety, efficacy and performance of a wide range of therapies. Through development of our own products and research with third parties, we have experience applying PRINT across multiple routes of administration and drug payloads including inhaled therapies, vaccines, biologics, nucleic acids and ophthalmic implants, among others.

Our lead product candidate is YUTREPIA for the treatment of PAH and PH-ILD. YUTREPIA is an inhaled dry powder formulation of treprostinil designed with PRINT to improve the therapeutic profile of treprostinil by enhancing deep lung delivery while using a convenient, low effort dry-powder inhaler (“DPI”) and by achieving higher dose levels than the labeled doses of current inhaled therapies. On August 16, 2024, the United States Food and Drug Administration (the “FDA”) (i) granted tentative approval for our New Drug Application (“NDA”) for YUTREPIA for the treatment of PAH and PH-ILD and (ii) simultaneously determined that Tyvaso DPI, approved on May 23, 2022, qualifies for a three-year New Clinical Investigation exclusivity for the chronic use of dry powder formulations of treprostinil for the approved indications. As a result, final approval of YUTREPIA for PAH and PH-ILD is delayed until after expiry of the three-year regulatory exclusivity for Tyvaso DPI on May 23, 2025.

We are also developing L606, an investigational, liposomal formulation of treprostinil administered twice-daily with a short-duration next-generation nebulizer, which we licensed from Pharmosa Biopharm Inc. (“Pharmosa”). L606 is currently being evaluated in an open-label study in the United States for treatment of PAH and PH-ILD with a planned pivotal study for the treatment of PH-ILD.

Risks and Uncertainties

We are subject to risks and uncertainties common to companies in the biotechnology industry, including, but not limited to, development by competitors of new technological innovations, dependence on third parties and key personnel, protection of proprietary technology, compliance with government regulations, and the ability to secure additional capital to fund operations.

The current global macro-economic environment is volatile, which may result in supply chain constraints and elevated rates of inflation. In addition, we operate in a dynamic and highly competitive industry and believe that changes in any of the following areas could have a material adverse effect on our future financial position, results of operations, or cash flows: the ability to obtain future financing; advances and trends in new technologies and industry standards; results of clinical trials; regulatory approval, market acceptance and third-party payor coverage for our products; development of sales channels; certain strategic relationships; litigation or claims against us, including claims related to intellectual property, product, regulatory, or other matters; and our ability to attract and retain employees necessary to support our growth.

Product candidates we develop require approval from the FDA and/or other international regulatory agencies prior to commercial sales. There can be no assurance that our product candidates will receive the necessary approvals or, if we do, the indications for which our products will be approved. If we are denied approval, approval is delayed, approval is for less than all of the indications we are seeking, or we are unable to maintain approval, it could have a material adverse impact on our business, financial position and results of operations.

We rely on single source manufacturers and suppliers for the supply of our product candidates, adding to the manufacturing risks we face. In the event of any failure by a supplier, we could be left without backup facilities. Any disruption from these manufacturers or suppliers could have a negative impact on our business, financial position and results of operations.

Liquidity and Going Concern

In accordance with Accounting Standards Update (“ASU”) 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), we have evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about our ability to continue as a going concern within one year after the date that the consolidated financial statements are issued. We have financed our growth and operations through a combination of funds generated from revenues, the issuance of convertible preferred stock and common stock, bank borrowings, bank borrowings with warrants, the issuance of convertible notes and warrants, and other long-term debt. Since inception, we have incurred recurring operating losses, including net losses of $128.3 million and $78.5 million for the years ended December 31, 2024 and 2023, respectively. As of December 31, 2024, we had an accumulated deficit of $557.4 million.

We expect to incur significant expenses, operating losses, and negative cash flows from operations for the foreseeable future as we advance our product candidates through clinical trials, seek regulatory approval of such product candidates and pursue commercialization of any approved product candidates. These efforts require significant amounts of capital, adequate personnel and infrastructure, and extensive compliance-reporting capabilities. Even if our development efforts are successful, it is uncertain when, if ever, we will realize significant revenue from product sales. Additionally, the revenue interest financing agreement with HealthCare Royalty Partners IV, L.P. (“HCR”) dated January 9, 2023, as amended (the “HCR Agreement”) contains fixed quarterly payments and minimum cash covenants that require us to maintain cash and cash equivalents in an amount at least equal to $15.0 million for the remainder of the payment term, which is expected to conclude in 2031.

Our future funding requirements will be heavily determined by the timing of the potential commercialization of YUTREPIA and the resources needed to support development of our product candidates. Based on current operating plans and excluding any external financing, we will not have sufficient cash and cash equivalents to fund operating expenses and capital requirements and to meet our minimum cash covenants beyond one year from the issuance of these consolidated financial statements, and therefore, we have concluded that there is substantial doubt about its ability to continue as a going concern. Accordingly, we will require additional funding over the next twelve months to continue our operations and maintain compliance with debt covenants, and could be required to delay, reduce, or eliminate research and development programs, product portfolio expansion, or commercialization efforts, which could adversely affect our business prospects, or potentially force us to cease operations.

2. Basis of Presentation, Significant Accounting Policies and Fair Value Measurements

Basis of Presentation

These consolidated financial statements, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments and accruals) necessary for a fair statement of the results for the periods presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our financial position, results of operations and cash flows are presented in U.S. Dollars.

Consolidation

The accompanying consolidated financial statements include our wholly owned subsidiaries, Liquidia Technologies and Liquidia PAH. All intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the period. These estimates are based on historical experience and various other assumptions believed to be reasonable under the circumstances. We evaluate our estimates on an ongoing basis, including those related to the valuation of stock-based awards, certain accruals, and intangible and contract acquisition cost amortization, and make changes to the estimates and related disclosures as our experience develops or new information becomes known. Actual results will most likely differ from those estimates.

Revision of Previously Issued Financial Statements

During the three months ended March 31, 2025, we identified immaterial errors in our accounting treatment of the fourth and fifth amendments to the HCR Agreement. While we initially concluded that the amendments constituted extinguishments under ASC 470 Debt, we reevaluated the accounting treatment, revised our conclusions and determined the amendments to be modifications. The identified errors impacted our previously issued 2024 annual consolidated financial statements. We have evaluated these errors and determined that the errors were not material to our consolidated financial statements taken as a whole. However, we are voluntarily revising our previously issued 2024 annual consolidated financial statements to correct the immaterial errors. As a result of the revision, the loss on extinguishment has been eliminated and an adjustment to interest expense resulting from the modifications has been recorded, with corresponding adjustments to the long-term debt and accumulated deficit accounts.

A summary of the revisions to certain financial statement line items as of and for the year ended December 31, 2024 in the consolidated financial statements is presented below:

Consolidated Balance Sheet

	December 31, 2024
	As Previously Reported	Adjustment	As Revised
Long-term debt, noncurrent	$97,371	$(2,103)	$95,268
Total liabilities	$153,038	$(2,103)	$150,935
Accumulated deficit	$(559,492)	$2,103	$(557,389)
Total stockholders’ equity	$77,275	$2,103	$79,378

Consolidated Statement of Operations and Comprehensive Loss

	Year Ended December 31, 2024
	As Previously Reported	Adjustment	As Revised
Interest expense	$(12,486)	$(2,165)	$(14,651)
Loss on extinguishment of debt	$(4,268)	$4,268	$—
Total other expense, net	$(9,100)	$2,103	$(6,997)
Net loss and comprehensive loss	$(130,394)	$2,103	$(128,291)
Net loss per common share, basic and diluted	$(1.66)	$0.03	$(1.63)

The adjustments noted above had a corresponding impact on the related consolidated statement of stockholders' equity line items. There was no impact to our consolidated statement of cash flows except for the presentation of net loss offset by the corresponding adjustment to reconcile net loss to net cash used in operating activities. In addition, the following notes to the consolidated financial statements have been updated to reflect the revised amounts: Note 11 “Income Taxes,” Note 13 “Long-term Debt,” and Note 16 “Segment Information.”

We also revised previously reported quarterly financial information for these errors, a summary of which is presented in Note 17 “Quarterly Results (Unaudited).”

Summary of Significant Accounting Policies

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Subtopic 280). This guidance improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The Company adopted ASU 2023-07 during the year ended December 31, 2024 and applied it retrospectively for all prior periods presented. See Note 16 “Segment Information.”

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures. This guidance requires disaggregated information about a reporting entity's effective tax rate reconciliation as well as information on income taxes paid. This standard also includes certain other amendments to improve the effectiveness of income tax disclosures. The guidance is effective for annual reporting periods beginning after December 15, 2024, with early adoption permitted. Except for expanding disclosures, we do not expect the adoption of ASU 2023-09 to have a material effect on our consolidated financial statements taken as a whole.

In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses (DISE). This guidance requires disaggregated disclosure of income statement expenses for public business entities. ASU 2024-03 does not change the expense captions an entity presents on the face of the income statement; rather, it requires disaggregation of certain expense captions into specified categories in disclosures within the footnotes to the financial statements. As revised by ASU 2025-01, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures, the provisions of ASU 2024-03 are effective for fiscal years beginning after December 15, 2026, with early adoption permitted. Except for expanding disclosures to include more granular income statement expense categories, we do not expect the adoption of ASU 2024-03 to have a material effect on our consolidated financial statements taken as a whole.

Cash, Cash Equivalents, and Concentration of Credit Risk

We consider all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

Financial instruments that potentially subject us to concentrations of credit risk consist of cash and cash equivalents. We are exposed to credit risk, subject to federal deposit insurance, in the event of default by the financial institutions holding our cash and cash equivalents to the extent of amounts recorded on the consolidated balance sheet. Our cash and cash equivalents are held at multiple accredited financial institutions. We have not experienced any losses on such accounts and do not believe that we are subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships. Such deposits have exceeded and will continue to exceed federally insured limits.

Accounts Receivable

Accounts receivable are stated at net realizable value and net of an allowance for credit losses as of each balance sheet date, if applicable. One customer accounted for 95% and 99% of our accounts receivable, net as of December 31, 2024 and December 31, 2023, respectively. As of December 31, 2024 and 2023, we have not recorded an allowance for credit losses.

Prelaunch Inventory

We capitalize prelaunch inventory prior to receiving regulatory approval if regulatory approval and subsequent commercialization of a product is probable and we also expect future economic benefit from the sales of the product to be realized. Prior to this conclusion, we expense prelaunch inventory as research and development expense in the period incurred. For prelaunch inventory that is capitalized, we consider a number of specific facts and circumstances, including the product’s shelf life, the product's current status in the development and regulatory approval process, results from related clinical trials, results from meetings with relevant regulatory agencies prior to the filing of regulatory applications, potential obstacles to the approval process, viability of commercialization and market trends. In late 2023, based on our assessment of the legal and regulatory process related to YUTREPIA, we concluded that we met the criteria to capitalize expenditures for prelaunch inventory. We capitalized $10.8 million of prelaunch inventory as of December 31, 2024 and none as of December 31, 2023. If either regulatory approval or market acceptance post-approval of YUTREPIA do not occur at all or on a timely basis prior to the inventory shelf-life expiration, we may be required to write-off some or all prelaunch inventory, which could affect our financial condition and financial results.

Leases

ASC 842 Leases sets out the principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. The standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. For operating leases, the asset and liability is expensed over the lease term on a straight-line basis, with all cash flows classified as an operating activity in the Statement of Cash Flows. For finance leases, interest on the lease liability is recognized separately from the amortization of the right-of-use asset in the Statement of Operations and Comprehensive Loss and the repayment of the principal portion of the lease liability is classified as a financing activity, while the interest component is classified as an operating activity in the Statement of Cash Flows.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation of property, plant and equipment is computed using the straight-line method over the estimated useful lives of the assets beginning when the assets are placed in service. Estimated useful lives for the major asset categories are:

Lab and build-to-suit equipment (years)	5 - 7
Office equipment (years)	5
Furniture and fixtures (years)	10
Computer equipment (years)	3
Leasehold improvements	Lesser of life of the asset or remaining lease term

Major renewals and improvements are capitalized to the extent that they increase the useful economic life or increase the expected economic benefit of the underlying asset. Maintenance and repairs are charged to operations as incurred. When items of property, plant and equipment are sold or retired, the related cost and accumulated depreciation or amortization is removed from the accounts, and any gain or loss is included in operating expenses in the accompanying Statements of Operations and Comprehensive Loss.

Long-Lived Assets

We review long-lived assets, including definite-life intangible assets, for realizability on an ongoing basis. Changes in depreciation and amortization, generally accelerated depreciation and variable amortization, are determined and recorded when estimates of the remaining useful lives or residual values of long-term assets change. We also review for impairment when conditions exist that indicate the carrying amount of the assets may not be fully recoverable. In those circumstances, we perform undiscounted operating cash flow analyses to determine if an impairment exists. When testing for asset impairment, we group assets and liabilities at the lowest level for which cash flows are separately identifiable. Any impairment loss is calculated as the excess of the asset’s carrying value over its estimated fair value. Fair value is estimated based on the discounted cash flows for the asset group over the remaining useful life or based on the expected cash proceeds for the asset less costs of disposal. Any impairment losses would be recorded in the consolidated statements of operations. To date, no such impairments have occurred.

Goodwill

We assess goodwill for impairment at least annually as of July 1 or whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. For example, significant and unanticipated changes or our inability to obtain or maintain regulatory approvals for our product candidates, including the NDA for YUTREPIA, could trigger testing of our goodwill for impairment at an interim date. We have one reporting unit. We have the option to first assess qualitative factors to determine whether events or circumstances indicate it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, in which case a quantitative impairment test is not required.

Per ASC 350, Intangibles Goodwill and Other, the quantitative goodwill impairment test is performed by comparing the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not impaired. An impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the fair value up to the amount of goodwill allocated to the reporting unit. Income tax effects from any tax-deductible goodwill on the carrying amount of the reporting unit are considered when measuring the goodwill impairment loss, if applicable.

We completed our annual goodwill impairment test as of July 1, 2024 and concluded that no impairments had occurred. There have been no significant events or changes in circumstances which indicated that the carrying amount of goodwill was not recoverable subsequent to the assessment.

Long-term Debt

We recognized a liability related to amounts received in January 2023, July 2023, January 2024, and September 2024 pursuant to the HCR Agreement under ASC 470-10, Debt and ASC 835-30, Interest – Imputation of Interest. The liability will be accreted under the effective interest method based upon the amount of contractual future payments to be made pursuant to the HCR Agreement. Amendments are assessed under ASC 470 to determine the appropriate treatment as troubled debt restructurings, extinguishments or modifications. If the timing or amounts of any future payments change, we will prospectively adjust the effective interest and the related amortization of the liability.

Revenue Recognition

We recognize revenue in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). The core principle of ASC 606 is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

●	Step 1: Identify the contract with the customer
●	Step 2: Identify the performance obligations in the contract
●	Step 3: Determine the transaction price
●	Step 4: Allocate the transaction price to the performance obligations in the contract
●	Step 5: Recognize revenue when the company satisfies a performance obligation

In order to identify the performance obligations in a contract with a customer, we assess the promised goods or services in the contract and identify each promised good or service that is distinct.

If a good or service is not distinct, the good or service is combined with other promised goods or services until a bundle of goods or services is identified that is distinct.

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both.

Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. We evaluate any non-cash consideration, consideration payable to the customer, potential returns and refunds, and whether consideration contains a significant financing element in determining the transaction price.

Revenue is measured based on consideration specified in a contract with a customer. We recognize revenue when it satisfies a performance obligation by transferring control over a service to a customer. The amount of revenue recognized reflects estimates for refunds and returns, which are presented as a reduction of accounts receivable where the right of setoff exists.

Research and Development Expense

Research and development costs are expensed as incurred in accordance with ASC 730, Research and Development and include facility-related costs related to research and development activities, direct costs from third parties, such as contract research organizations (“CROs”), contract manufacturing organizations (“CMOs”), and consultants, as well as employee-related expenses, including salaries, benefits, and stock-based compensation. Research and development expenses also include costs of acquired product licenses and related technology rights where there is no alternative future use.

Accrued Research and Development Expenses

As part of the process of preparing the consolidated financial statements, we are required to estimate accrued expenses. This process involves reviewing quotations and contracts, identifying services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of the actual cost. The majority of our service providers invoice us monthly in arrears for services performed or when contractual milestones are met. We make estimates of our accrued expenses as of each balance sheet date in our consolidated financial statements based on facts and circumstances known to us at that time. We periodically confirm the accuracy of these estimates with the service providers and make adjustments if necessary.

The significant estimates in our accrued research and development expenses are related to expenses incurred with respect to CROs, CMOs and other vendors in connection with research and development and manufacturing activities. The financial terms of our agreements with CROs and CMOs are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to our vendors will exceed the level of services provided and result in a prepayment of the applicable research and development or manufacturing expense. In accruing service fees, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from such estimate, we adjust the accrual or prepaid expense accordingly. Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and could result in us reporting amounts that are too high or too low in any particular period. There have been no material changes in estimates for the periods presented.

Patent Maintenance

We are responsible for all patent costs, past and future, associated with the preparation, filing, prosecution, issuance, maintenance, enforcement and defense of United States patent applications to which we have rights other than those patents that we license from Pharmosa that are not specific to L606. Such costs are recorded as general and administrative expenses as incurred. To the extent that our licensees share these costs, such benefit is recorded as a reduction of the related expenses.

Stock-Based Compensation

We estimate the grant date fair value of stock-based awards and amortize this fair value to compensation expense over the requisite service period or the vesting period of the respective award. In arriving at stock-based compensation expense, we estimate the number of stock-based awards that will be forfeited due to employee turnover. The forfeiture assumption is based primarily on turn-over historical experience. If the actual forfeiture rate is higher than the estimated forfeiture rate, then an adjustment will be made to increase the estimated forfeiture rate, which will result in a decrease to the expense recognized in our financial statements. If the actual forfeiture rate is lower than the estimated forfeiture rate, then an adjustment will be made to lower the estimated forfeiture rate, which will result in an increase to expense recognized in our financial statements. The expense we recognize in future periods will be affected by changes in the estimated forfeiture rate and may differ from amounts recognized in the current period. See Note 9.

Net Loss Per Share

Basic net loss per share is calculated by dividing net loss attributable to common stockholders by the weighted average shares outstanding during the period, without consideration of common stock equivalents.

Diluted net loss per share is calculated by adjusting weighted average shares outstanding for the dilutive effect of common stock equivalents outstanding for the period, determined using the treasury-stock method. Due to their anti-dilutive effect, the calculation of diluted net loss per share excludes the following common stock equivalent shares:

	Year Ended
	December 31,
	2024	2023
Stock Options	9,288,028	9,513,039
Restricted Stock Units	3,049,830	1,685,532
Warrants	450,000	450,000
Total	12,787,858	11,648,571

Certain common stock warrants are included in the calculation of basic and diluted net loss per share since their exercise price is de minimis.

Income Taxes

The asset and liability method is used in our accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. We record a valuation allowance against deferred tax assets when realization of the tax benefit is uncertain.

A valuation allowance is recorded, if necessary, to reduce net deferred taxes to their realizable values if management believes it is more likely than not that the net deferred tax assets will not be realized.

We may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

Fair Value Measurements

ASC 825, Financial Instruments defines fair value as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants (an exit price). As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. ASC 825 establishes a three-tiered approach for valuation of financial instruments, which requires that fair value measurements be classified and disclosed in one of three tiers, whether or not recognized on our consolidated balance sheets at fair value. The fair value hierarchy defines a three-level valuation hierarchy for disclosure of fair value measurements as follows:

Level 1 — Quoted prices in active markets for identical assets or liabilities;

Level 2 — Inputs other than quoted prices included in active markets that are observable for the asset or liability, either directly or indirectly; and

Level 3 — Unobservable inputs for the asset and liability used to measure fair value, to the extent that observable inputs are not available.

The categorization of a financial instrument within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The following table presents the placement in the fair value hierarchy of financial assets and liabilities measured at fair value as of December 31, 2024 and December 31, 2023:

	Quoted	Significant
	Prices in	Other	Significant
	Active	Observable	Unobservable
	Markets	Inputs	Inputs	Carrying
December 31, 2024	(Level 1)	(Level 2)	(Level 3)	Value
Money market funds (cash equivalents)	$170,672	$—	$—	$170,672

	Quoted	Significant
	Prices in	Other	Significant
	Active	Observable	Unobservable
	Markets	Inputs	Inputs	Carrying
December 31, 2023	(Level 1)	(Level 2)	(Level 3)	Value
Money market funds (cash equivalents)	$79,912	$—	$—	$79,912

Money market funds are included in cash and cash equivalents on our consolidated balance sheet and are classified within Level 1 of the fair value hierarchy since they are valued using quoted market prices.

Other Fair Value Disclosures

The carrying amounts reflected in our consolidated balance sheets for cash, accounts receivable, prepaid expenses and other current assets, accounts payable and accrued expenses and other current liabilities approximate their fair values due to their short-term nature.

The carrying value of long-term debt at December 31, 2023 approximates fair value as the respective interest rate is reflective of current market rates on debt with similar terms and conditions. The carrying value and fair value of long-term debt as of December 31, 2024 is as follows. The fair value is estimated using Level 3 inputs based on a discounted cash flow model incorporating company-specific projections and a market-based discount rate of 15.6% to 17.6% based on the tenor of the expected payment, and reflective of debt with similar risk characteristics.

December 31, 2024	Carrying Value	Fair Value
Long-term debt, including amounts due within one year	$113,284	$110,174

3. Inventory

Inventories are stated at the lower of average cost or net realizable value and consist of the following:

	December 31,	December 31,
	2024	2023
Raw materials	$3,737	$—
Work in process	7,069	—
Inventory	$10,806	$—

Recognized as:
Inventory	$241	$—
Other assets	10,565	—

Prelaunch Inventory

As of December 31, 2024, we capitalized costs of $10.8 million associated with the production of YUTREPIA as a result of our determination that regulatory approval and subsequent commercialization is probable, and we also expect future economic benefit from the sales of YUTREPIA to be realized.

Amounts recognized as Other Assets are comprised entirely of raw materials and work in process inventories not expected to be sold within one year of the balance sheet date.

4. Property, Plant and Equipment

Property, plant and equipment consisted of the following:

	December 31,	December 31,
	2024	2023
Lab and build-to-suit equipment	$6,918	$6,834
Office equipment	7	19
Furniture and fixtures	481	241
Computer and other equipment	741	487
Leasehold improvements	12,959	11,409
Construction-in-progress	3,001	804
Total property, plant and equipment	24,107	19,794
Accumulated depreciation and amortization	(15,809)	(15,314)
Property, plant and equipment, net	$8,298	$4,480

We recorded depreciation and amortization expense related to property, plant and equipment of $0.8 million and $1.2 million for the years ended December 31, 2024 and 2023, respectively. Maintenance and repairs are expensed as incurred and were $0.3 million for both the years ended December 31, 2024 and 2023.

5. Contract Acquisition Costs and Intangible Asset, and Goodwill

Contract acquisition costs and intangible asset are summarized as follows:

	December 31, 2024			December 31, 2023
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Contract acquisition costs	$12,980	$(5,694)	$7,286	$12,980	$(5,058)	$7,922
Intangible asset	$5,620	$(2,464)	$3,156	$5,620	$(2,190)	$3,430

We are amortizing the value of the contract acquisition costs and intangible asset on a pro-rata basis based on the estimated total revenue or net profits to be recognized over the period from November 18, 2020 through December 2032, the termination date of the Promotion Agreement (see Note 2-Revenue Recognition for our accounting policies). Amortization of contract acquisition costs is recorded as a reduction of revenue, and amortization of the intangible asset is recorded as cost of revenue.

We recorded amortization related to the contract acquisition costs of $0.6 million for both the years ended December 31, 2024 and 2023, respectively. We recorded amortization related to the intangible asset of $0.3 million for both the years ended December 31, 2024 and 2023, respectively. Annual amortization over the next five years is expected to immaterially fluctuate from the 2024 amounts, consistent with changes to net profits to be recognized pursuant to the Promotion Agreement over the period.

During the year ended December 31, 2020, we recorded goodwill of $3.9 million, which primarily represented the Liquidia PAH assembled workforce and the residual value of the purchase consideration and assumed liabilities that exceeded the assets acquired (see Note 2-Goodwill).  As of December 31, 2024 and 2023, we concluded that there were no events or changes in circumstances that indicated that the carrying amount of goodwill was not recoverable.

6. Indemnification Asset with Related Party and Litigation Finance Payable

On June 3, 2020, Liquidia PAH entered into a litigation financing arrangement (the “Financing Agreement”) with Henderson SPV, LLC (“Henderson”). Liquidia PAH, along with Sandoz (collectively the “Plaintiffs”), are pursuing litigation against United Therapeutics Corporation (“United Therapeutics”) (the “RareGen Litigation”). Under the Financing Agreement, Henderson will fund Liquidia PAH’s legal and litigation expenses (referred to as “Deployments”) in exchange for a share of certain litigation or settlement proceeds. Deployments received from Henderson are recorded as a Litigation finance payable.

Litigation proceeds will be split equally between Liquidia PAH and Sandoz. Unless there is an event of default by Henderson, litigation proceeds received by Liquidia PAH must be applied first to repayment of total Deployments received. Litigation proceeds in excess of Deployments received are split between Liquidia PAH and Henderson according to a formula. Unless there is an event of default by PBM (as defined below), all proceeds received by Liquidia PAH are due to PBM as described further below.

On November 17, 2020, Liquidia PAH entered into a Litigation Funding and Indemnification Agreement (“Indemnification Agreement”) with PBM RG Holdings, LLC (“PBM”). PBM is considered to be a related party as it is controlled by a major stockholder (which beneficially owns approximately 7.8% of Liquidia Corporation common stock as of March 10, 2025), who is also a member of our Board of Directors.

Under the terms of the Indemnification Agreement, PBM now controls the litigation, with Liquidia PAH’s primary responsibility being to cooperate to support the litigation proceedings as needed. The Indemnification Agreement provides that Liquidia PAH and its affiliates will not be entitled to any proceeds resulting from, or bear any financial or other liability for, the RareGen Litigation unless there is an event of default by PBM. Any Liquidia PAH litigation expenses not reimbursed by Henderson under the Financing Agreement will be reimbursed by PBM. Any proceeds received which Henderson is not entitled to under the Financing Agreement will be due to PBM.

The Indemnification Asset is increased as we record third party legal and litigation expenses related to the RareGen litigation.

As of December 31, 2024, the Indemnification Asset and Litigation Finance Payable were classified as long-term assets and liabilities, respectively, as it is considered unlikely that the RareGen Litigation would conclude prior to December 31, 2025.

7. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	December 31,	December 31,
	2024	2023
Accrued compensation	$10,251	$8,544
Accrued research and development expenses	2,495	2,902
Accrued inventory costs	1,641	—
Accrued other expenses	4,272	1,954
Total accrued expenses and other current liabilities	$18,659	$13,400

8. Stockholders’ Equity

Authorized Capital

As of December 31, 2024, the authorized capital of the Company consists of 125,000,000 shares of capital stock, $0.001 par value per share, of which 115,000,000 shares are designated as common stock and 10,000,000 shares are designated as preferred stock.

Common Stock

Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of the common stock shall be entitled to receive that portion of the remaining funds to be distributed to the stockholders, subject to the liquidation preferences of any outstanding preferred stock, if any. Such funds shall be paid to the holders of common stock on the basis of the number of shares so held by each of them.

Issuance of Common Stock on September 11, 2024 from an Underwritten Public Offering and Private Placement

In September 2024, we sold 6,460,674 shares of our common stock in an underwritten registered public offering at an offering price of $8.90 per share (the “2024 Offering”) for gross proceeds of approximately $57.5 million, before deducting offering costs of approximately $3.8 million.

A fund affiliated with Paul B. Manning, a member of our Board of Directors, participated in the 2024 Offering and purchased shares of common stock in an aggregate amount of approximately $3.0 million at the public offering price per share and on the same terms as the other purchasers in the 2024 Offering.

Concurrently with the 2024 Offering referenced above, we entered into a common stock purchase agreement with funds managed by Caligan Partners LP (“Caligan”), our largest stockholder, for the sale by us in a private placement of an aggregate of 1,123,595 shares of our common stock at a purchase price of $8.90 per share for gross and net proceeds of approximately $10.0 million.

Issuance of Common Stock on January 4, 2024 from a Private Placement

On January 4, 2024, we entered into a common stock purchase agreement with Legend Aggregator, LP for the sale by us in a private placement (the “2024 Private Placement”) of an aggregate of 7,182,532 shares of our common stock at a purchase price of $10.442 per share. The 2024 Private Placement closed on January 8, 2024, and we received gross proceeds of approximately $75.0 million, before deducting offering costs of less than $0.1 million.

Issuance of Common Stock on December 12, 2023 from an Underwritten Public Offering and Private Placement

In December 2023, we sold 3,491,620 shares of our common stock in an underwritten registered public offering at an offering price of $7.16 per share (the “2023 Offering”) for net proceeds of approximately $25.0 million, before deducting offering costs of approximately $1.9 million.

Caligan and Paul B. Manning, participated in the 2023 Offering and purchased shares of common stock in an aggregate amount of approximately $10.0 million at the public offering price per share and on the same terms as the other purchasers in the 2023 Offering. Caligan purchased 1,117,318 shares of common stock in the 2023 Offering for an aggregate purchase price of $8.0 million and Paul B. Manning purchased 279,330 shares of common stock in the 2023 Offering for an aggregate purchase price of $2.0 million.

Concurrently with the 2023 Offering referenced above, we entered into a common stock purchase agreement with Roger Jeffs, our Chief Executive Officer, for the sale by us in a private placement of an aggregate of 139,665 shares of our common stock at a purchase price of $7.16 per share for gross proceeds of approximately $1.0 million.

Warrants

During the years ended December 31, 2024 and 2023, 9,175 and no warrants to purchase shares of common stock were exercised, respectively. Outstanding warrants consisted of the following as of December 31, 2024:

Number of
warrants	Exercise Price		Expiration Date
250,000		$5.14	January 6, 2032
100,000		$3.05	February 26, 2031
100,000	$	n/a1	February 26, 2031
56,397		$0.02	December 31, 2026
1	These warrants were issued on February 26, 2021, in connection with our previously outstanding debt with Silicon Valley Bank. These warrants only became exercisable if there was additional funding under the loan agreement, and the exercise price of these warrants was to be set upon such potential additional funding. The additional funding never occurred, and the loan agreement has since been repaid and terminated. While these warrants technically remain outstanding, they are not, and will never be, exercisable.

9. Stock-Based Compensation

2020 Long-Term Incentive Plan

Our 2020 Long-Term Incentive Plan (the “2020 Plan”) provides for the granting of stock appreciation rights, stock awards, stock units, and other stock-based awards and for accelerated vesting under certain change of control transactions. The number of shares of our common stock available for issuance under the 2020 plan will automatically increase on January 1 of each year through 2030, by an amount equal to the smaller of (a) 4% of the number of shares of common stock issued and outstanding on the immediately preceding December 31, or (b) an amount determined by the Board of Directors (the “Evergreen Provision”). On January 1, 2025, the number of shares of common stock available for issuance under the 2020 Plan automatically increased by 3,387,323 shares pursuant to the Evergreen Provision. As of December 31, 2024, there were 946,907 shares available for future grants under the 2020 Plan.

The 2020 Plan replaced all prior equity award plans and such plans have been discontinued. However, the awards outstanding under the prior equity award plans will continue to remain in effect in accordance with their terms. Awards that are forfeited under these prior plans upon cancellation, termination or expiration will not be available for grant under the 2020 Plan. As of December 31, 2024, a total of 469,694 shares of common stock were reserved for issuance related to the remaining outstanding equity awards granted under the prior plans.

2022 Inducement Plan

On January 25, 2022, the Board of Directors approved the adoption of our 2022 Inducement Plan (the “2022 Inducement Plan”). The 2022 Inducement Plan was recommended for approval by the Compensation Committee of the Board (the “Compensation Committee”), and subsequently approved and adopted by the Board of Directors without stockholder approval pursuant to Rule 5635(c)(4) of the rules and regulations of The Nasdaq Stock Market, LLC (the “Nasdaq Listing Rules”).

310,000 shares of our common stock were reserved for issuance pursuant to equity awards that may be granted under the 2022 Inducement Plan, and the 2022 Inducement Plan will be administered by the Compensation Committee. In accordance with Rule 5635(c)(4) of the Nasdaq Listing Rules, equity awards under the 2022 Inducement Plan may only be made to an employee who has not previously been an employee or member of the Board of Directors, or following a bona fide period of non-employment by us, if he or she is granted such equity awards in connection with his or her commencement of employment with us and such grant is an inducement material to his or her entering into employment with us. As of December 31, 2024, a total of 27,608 shares were available for issuance under the 2022 Inducement Plan.

Employee Stock Purchase Plan

In November 2020, stockholders approved the Liquidia Corporation 2020 Employee Stock Purchase Plan (the “ESPP”). The number of shares of our common stock available for issuance under the ESPP will automatically increase on January 1 of each year through 2030, by the lesser of (a) 1.0% of the number of shares of common stock issued and outstanding on the immediately preceding December 31, (b) 150,000 shares, or (c) an amount determined by the Board of Directors. On January 1, 2025, the number of shares of common stock available for issuance under the ESPP increased by 150,000 shares. As of December 31, 2024, a total of 534,742 shares of common stock are reserved for issuance under the ESPP. The ESPP allows eligible employees to purchase shares of our common stock at a discount through payroll deductions, subject to plan limitations. Unless otherwise determined by the administrator, the common stock will be purchased for the accounts of employees participating in the ESPP at a price per share that is 85% of the lesser of the fair market value of our common stock on the first and last trading day of the offering period. During the years ended December 31, 2024 and 2023, 172,395 and 140,922 shares were issued under the ESPP, respectively.

Stock-Based Compensation Valuation and Expense

We account for employee stock-based compensation plans using the fair value method. The fair value method requires us to estimate the grant-date fair value of stock-based awards and amortize this fair value to compensation expense over the requisite service period or vesting term. The fair value of each option grant is estimated using a Black-Scholes option-pricing model. For restricted stock units (“RSUs”) and performance stock units (“PSUs”), the grant-date fair value is based upon the market price of our common stock on the date of the grant. This fair value is then amortized to compensation expense over the requisite service period or vesting term.

Total stock-based compensation expense recognized for employees and non-employees was as follows:

	Year Ended
	December 31,
By Expense Category:	2024	2023
Cost of revenue	$225	$—
Research and development	3,489	2,294
General and administrative	15,092	7,795
Total stock-based compensation expense	$18,806	$10,089

The following table summarizes the unamortized compensation expense and the remaining years over which such expense would be expected to be recognized, on a weighted average basis, by type of award:

	As of December 31, 2024
		Weighted
		Average
		Remaining
		Recognition
	Unamortized	Period
	Expense	(Years)
Stock options	$8,138	1.4
Restricted and performance stock units	$22,615	2.3

Fair Value of Stock Options Granted and Purchase Rights Issued under the ESPP

We use the Black-Scholes option-pricing model to determine the fair value of stock options granted and purchase rights issued under the ESPP.

The following table summarizes the assumptions used for estimating the fair value of stock options granted under the Black-Scholes option-pricing model:

	Year Ended
	December 31,
	2024	2023
Expected dividend yield	—	—
Risk-free interest rate	3.98%	3.46% - 4.73%
Expected volatility	90%	90% - 95%
Expected life (years)	6.1	5.8 - 6.1

The following table summarizes the assumptions used for estimating the fair value of purchase rights granted to employees under the ESPP under the Black-Scholes option-pricing model:

	Year Ended
	December 31,
	2024	2023
Expected dividend yield	—	—
Risk-free interest rate	4.80% - 5.27%	5.20% - 5.47%
Expected volatility	62% - 72%	60% - 64%
Expected life (years)	0.50	0.50

The following describes our methodology for determining each assumption:

Expected Dividend Yield: The dividend yield percentage is zero because we have not historically paid dividends and do not expect to for the foreseeable future.

Risk-Free Interest Rate: The risk-free interest rate is based on the U.S. Treasury yield curve approximating the term of the expected life of the award in effect on the date of grant.

Expected Volatility: Expected stock price volatility is based on a weighted average of several peer public companies and the historical volatility of our common stock during the period for which it has traded since the initial public offering. For purposes of identifying peer companies, we considered characteristics such as industry, length of trading history and similar vesting terms.

Expected Life: The expected life represents the period the awards are expected to be outstanding. Our historical share option exercise experience does not provide a reasonable basis upon which to estimate an expected term because of a lack of sufficient data. Therefore, we estimate the expected term by using the simplified method.

Stock Options

Options generally vest over a four-year period in multiple tranches.

The following table summarizes stock option activity during the year ended December 31, 2024:

			Weighted
		Weighted	Average
		Average	Contractual	Aggregate
	Number of	Exercise	Term	Intrinsic
	Shares	Price	(in years)	Value
Outstanding as of December 31, 2023	9,573,937	$4.80
Granted	7,500	12.86
Exercised	(380,096)	4.66
Cancelled	(192,336)	7.24
Outstanding as of December 31, 2024	9,009,005	$4.76	6.8	$63,218
Exercisable as of December 31, 2024	7,039,951	$4.52	6.6	$51,127
Vested and expected to vest as of December 31, 2024	8,806,504	$4.74	6.8	$62,022

The weighted average fair value for options granted during the years ended December 31, 2024 and 2023 was $9.84 and $5.09 per share, respectively. The aggregate intrinsic value of stock options in the table above represents the difference between the $11.76 closing price of our common stock as of December 31, 2024 and the exercise price of outstanding, exercisable, and vested and expected to vest in-the-money stock options.

Additional information related to our stock options is summarized below:

	December 31,
	2024	2023
Cash proceeds from options exercised	$1,771	$495
Aggregate intrinsic value of options exercised	$2,907	$468
Fair value of options vested	$6,773	$10,143

Restricted and Performance Stock Units

RSUs represent the right to receive shares of our common stock at the end of a specified time period and/or upon the achievement of a specific milestone. RSUs can only be settled in shares of our common stock. RSUs generally vest over a four-year period similar to stock options granted to employees. RSUs granted to directors generally vest over a one-year period.

PSUs granted during 2024 included 520,526 performance-based RSUs granted to our executive officers. These PSUs vest upon the later of (a) time-based vesting conditions and (b) the first commercial sale of YUTREPIA in the United States and are considered probable of vesting. The time-based vesting condition means 25% of the performance-based RSUs vest one year after grant date and quarterly thereafter for three years, subject to the executive’s continued service.

The tax withholding method used for most RSUs and PSUs is the sell-to-cover method, in which shares with a market value equivalent to the tax withholding obligation are sold on behalf of the holder of the RSUs and PSUs upon vesting and settlement to cover the tax withholding liability and the cash proceeds from such sales are remitted to taxing authorities by us. In circumstances where the sell-to-cover method is not used, the holder of the RSUs or PSUs is required to remit cash to us to cover the tax withholding liability and the cash is then remitted to taxing authorities by us.

The following table summarizes our RSU and PSU activity during the year ended December 31, 2024:

		Weighted
		Average
		Grant-Date
	Number of	Fair Value
	RSUs	(per RSU)
Unvested as of December 31, 2023	1,657,978	$6.41
Granted	2,164,377	12.56
Vested	(725,038)	6.48
Forfeited	(149,268)	8.32
Unvested as of December 31, 2024	2,948,049	$10.82

10. Revenue From Contracts With Customers

In August 2018, we entered into a Promotion Agreement with Sandoz under which we have the exclusive rights to conduct commercial activities to encourage the appropriate use of Treprostinil Injection for the treatment of patients with PAH in the United States. We paid Sandoz $20 million at the inception of the Promotion Agreement in consideration for these rights. In exchange for conducting these commercial activities, we are entitled to receive a share of Net Profits (as defined within the Promotion Agreement) based on specified profit levels. The share of Net Profits received is subject to adjustments from Sandoz for certain items, such as distributor chargebacks, rebates, inventory returns, inventory write-offs and other adjustments. We expect to refund certain amounts to Sandoz through a reduction of the cash received from future Net Profits generated under the Promotion Agreement. As of December 31, 2024 and 2023, a $2.0 million and $0.5 million refund liability, respectively, is offset against accounts receivable from Sandoz to expected refund amounts. Approximately 98% and 99% of revenue during the years ended December 31, 2024 and 2023, respectively, was generated from the Promotion Agreement.

11. Income Taxes

No provision for federal and state income tax expense has been recorded for the years ended December 31, 2024 and 2023 due to the valuation allowance recorded against the net deferred tax asset and recurring losses.

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities are as follows as of December 31, 2024 and 2023:

	2024	2023
Deferred income tax assets:
Tax loss carryforwards	$86,289	$66,956
Research and development credits	3,942	3,942
R&D section 174 costs	15,166	9,446
Share-based compensation	1,710	1,520
Lease liability	1,713	863
Compensation	2,235	1,982
Fixed assets	302	404
Patent amortization	280	396
Accrued litigation costs	1,786	1,652
Settlement reserve	496	130
Licensing agreement	3,043	2,367
OID Interest	873	383
Other	31	21
Valuation allowance	(115,011)	(87,963)
Total deferred income tax assets	2,855	2,099
Deferred income tax liabilities:
Intangible assets	1,825	1,652
Right of use asset	1,030	447
Total deferred income tax liabilities	2,855	2,099
Total net deferred tax	$—	$—

As of December 31, 2024 and 2023, we established a full valuation allowance against our net deferred tax assets since, at the time, we could not assert that it was more likely than not that our deferred tax assets would be realized. As a result, there was an increase in the valuation allowance in 2024 of approximately $27.0 million.

As of December 31, 2024, we had federal and state income tax loss carryforwards of $388.7 million and $390.9 million, respectively, which begin to expire in 2025 for both federal and state purposes. In addition, we have tax credit carryforwards for federal tax purposes of approximately $4.3 million as of December 31, 2024, which begin to expire in 2026. The utilization of net operating loss and tax credit carryforwards to reduce future income taxes will depend on our ability to generate sufficient taxable income prior to the expiration of the loss carryforwards.

The Internal Revenue Code of 1986, as amended, contains provisions which limit the ability to utilize the net operating loss carryforwards in the case of certain events, including significant changes in ownership interests. If our net operating loss carryforwards are limited, and we have taxable income which exceeds the permissible yearly net operating loss carryforwards, we would incur a federal income tax liability even though net operating loss carryforwards would be available in future years.

The reasons for the difference between actual income tax expense for the years ended December 31, 2024 and 2023 and the amount computed by applying the statutory federal income tax rate to income before income tax are as follows:

	2024		2023
		% of		% of
		Pretax		Pretax
	Amount	Earnings	Amount	Earnings
Income tax benefit at statutory rate	$(26,941)	21.0%	$(16,486)	21.0%
State income taxes, net of federal tax benefit	(4,063)	3.2	(2,553)	3.3
Non-deductible expenses	896	(0.7)	493	—
Stock-based compensation	1,934	(1.5)	2,015	(2.6)
Credits	—	—	—	—
Deferred tax true-up	417	(0.3)	2,823	(3.6)
Change in state rate	105	(0.1)	260	(0.3)
Other	604	(0.5)	34	—
Change in valuation allowance	27,048	(21.1)	13,414	(17.8)
Provision for income taxes	$—	—%	$—	—%

We have determined that there may be a future limitation on our ability to utilize its entire federal R&D credit carryover. Therefore, we recognized an uncertain tax benefit associated with the federal R&D credit carryover during the years ended December 31, 2024 and 2023, as follows:

Balance at December 31, 2022	$390
Increases related to 2023	—
Balance at December 31, 2023	390
Decreases related to 2024	—
Balance at December 31, 2024	$390

We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. We have determined that it had no other material uncertain tax benefits for the year ended December 31, 2024. Our policy for recording interest and penalties related to uncertain tax provisions is to record them as a component of the provision for income taxes. We did not have any accrued interest or penalties associated with any unrecognized tax positions as of December 31, 2024 and 2023, and there were no such interest or penalties recognized during the years ended December 31, 2024 and 2023.

On November 18, 2021, North Carolina enacted the 2021 Appropriations Act, which included a gradual corporate income tax rate decrease from the current 2.5% to 0% by 2030. The Company is in a cumulative loss position and does not have significant deferred tax liabilities that can be utilized as a source of taxable income in the future. The Company has reduced its deferred tax asset related to North Carolina NOLs to zero, as no benefit is expected to be realized from these deferred tax assets prior to 2030 when there would be no income tax in North Carolina. The reduction in the value of the deferred tax assets in each year is fully offset by a corresponding valuation allowance. If the Company becomes profitable prior to 2030, the Company will recognize an income tax benefit related to the portion of its deferred tax asset related to North Carolina NOLs utilized.

We have all tax years open to examination by federal tax and state tax jurisdictions. No income tax returns are currently under examination by taxing authorities.

12. Leases

Operating Leases

We are party to a non-cancelable operating lease for our laboratory and office space in Morrisville, North Carolina. On November 22, 2024, the operating lease was amended to extend the expiration date from October 31, 2026 to December 31, 2031, with an option to extend for an additional period of five years with appropriate notice. As a result of the amendment, we remeasured our operating lease liability using an incremental borrowing rate of 15.2%. We have not included the optional extension period in the measurement of lease liabilities because it is not reasonably certain that we will exercise the option to extend. The payments under this lease are subject to escalation clauses. Operating lease cost is allocated between inventory, research and development, and general and administrative expenses based on the usage of the leased facilities. The related right-of-use assets are amortized on a straight-line basis over the lesser of the lease term or the estimated useful life of the asset.

Finance Leases

We lease specialized laboratory equipment under finance leases. We do not have access to certain inputs used by our lessors to calculate the rate implicit in our finance leases and, as such, use our estimated incremental borrowing rate at the time of lease inception for the discount rate applied to our finance leases. The incremental borrowing rate used on finance leases was 6.5%. Certain finance leases also include options to purchase the leased property. We recognize all such purchase options as part of our right-of-use assets and lease liabilities if we are reasonably certain that such purchase options will be exercised.

Lease Balances, Costs, and Future Minimum Payments

Leases with an initial term of 12 months or less are not recorded on the balance sheet. As of December 31, 2024, we have not entered into any short-term leases. For lease agreements entered into or reassessed after the adoption of ASC 842 Leases, we combine lease and non-lease components, if any. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants.

Our lease cost is reflected in the accompanying statements of operations and comprehensive loss as follows:

		Year Ended December 31,
	Classification	2024	2023
Operating lease cost:
Fixed lease cost	Research and development	$740	$702
Fixed lease cost	General and administrative	82	78
Finance lease cost:
Amortization of lease assets	Research and development	89	96
Interest on lease liabilities	Interest expense	7	15
Total Lease Cost		$918	$891

The weighted average remaining lease term and discount rates as of December 31, 2024 were as follows:

Weighted average remaining lease term (years):
Operating leases	7.0
Finance leases	0.2
Weighted average discount rate:
Operating leases	15.2%
Finance leases	6.5%

The discount rate for leases was estimated based upon market rates of collateralized loan obligations of comparable companies on comparable terms at the time of lease inception.

The future minimum lease payments as of December 31, 2024 were as follows:

	Operating	Finance
Year ending December 31:	Leases	Leases	Total
2025	$1,370	$64	$1,434
2026	1,442	—	1,442
2027	1,643	—	1,643
2028	1,692	—	1,692
2029	1,743	—	1,743
Thereafter	3,644	—	3,644
Total minimum lease payments	11,534	64	11,598
Less: interest	(4,594)	(1)	(4,595)
Present value of lease liabilities	$6,940	$63	$7,003

13. Long-term Debt

On January 9, 2023, we entered into the HCR Agreement pursuant to which and subject to the terms and conditions contained therein, HCR has paid us an aggregate investment amount of $100.0 million (the “Investment Amount”).

On January 27, 2023, $32.5 million of the Investment Amount was funded from the first tranche, $22.2 million of which was used to satisfy existing obligations due to Silicon Valley Bank. This repayment resulted in a loss on extinguishment during the year ended December 31, 2023 of $2.3 million.

On June 28, 2023 and July 27, 2023, we entered into the Second Amendment to the HCR Agreement and Third Amendment to the HCR Agreement, respectively, pursuant to which HCR funded $10.0 million from the second tranche on July 27, 2023.

On January 3, 2024, we entered into the Fourth Amendment to the HCR Agreement pursuant to which HCR funded an additional $25.0 million from the second tranche on January 5, 2024.

On September 11, 2024 we entered into the Fifth Amendment to the HCR Agreement pursuant to which HCR funded an additional $32.5 million from the second tranche on September 12, 2024 and eliminated the third and fourth tranches.

As consideration for the Investment Amount and pursuant to the HCR Agreement, we have agreed to pay HCR according to a fixed quarterly payment schedule.

As of December 31, 2024, we were required to pay $18.0 million within one year of the balance sheet date, which is classified as current in our consolidated balance sheet.

Aggregate payments to HCR are capped at 175% of funded portion of the Investment Amount (the “Hard Cap”), plus an amount, if any, that HCR would need to receive to yield an internal rate of return of (i) 18% on the first $67.5 million funded and (ii) 16% on the next $32.5 million funded (the “IRR True-Up Payment”), unless the HCR Agreement is earlier terminated. If a change of control occurs or upon the occurrence of an event of default, HCR may accelerate payments due under the HCR Agreement up to the Hard Cap, plus the IRR True-Up Payment, plus any other obligations payable under the HCR Agreement.

The HCR Agreement contains customary affirmative and negative covenants and customary events of default and other events that would cause acceleration, including, among other things, the occurrence of certain material adverse events or the material breach of certain representations and warranties and specified covenants, in which event HCR may elect to terminate the HCR Agreement and require us to make payments to HCR equal to the lesser of (a) the Hard Cap, plus any other obligations payable under the HCR Agreement, or (b) the funded portion of the Investment Amount, minus payments received by HCR, plus the IRR True-Up Payment. If the FDA grants final approval to an inhaled treprostinil product therapeutically equivalent to YUTREPIA and HCR has not received 100% of the amount funded by HCR to date, then we will be required to make payments to HCR equal to 100% of the amount funded by HCR to date, minus payments received by HCR.

The HCR Agreement contains certain restrictions on our ability, among other things, to incur additional debt, grant or permit additional liens, make investments and acquisitions, dispose of assets, pay dividends and distributions, subject to certain exceptions. In addition, the HCR Agreement contains a financial covenant that requires us to maintain cash and cash equivalents in an amount at least equal to $15.0 million for the remainder of the payment term, which based on amounts funded as of December 31, 2024, concludes in 2031.

As of the filing dates of these consolidated financial statements, we are not aware of any breach of covenants, or the occurrence of any material adverse event, nor have we received any notice of event of default from HCR.

We recorded the total funds received from HCR under the terms of the HCR Agreement as a liability. Cumulative fees to the lender and third parties of approximately $0.9 million are reflected as a discount on the long-term debt and is being accreted over the term using the effective interest method. All amendments to date were treated as debt modifications in accordance with ASC 470 Debt. The HCR Agreement’s initial effective interest rate was 17.3%, which decreased to 17.2% following the Third Amendment. Following the Fourth Amendment the effective interest rate was 18.0% and was 16.0% following the Fifth Amendment. We use the contractual payment schedule to determine the interest expense to record to accrete the liability to the amount ultimately due. Over the course of the HCR Agreement, the effective interest rate may be affected by potential changes in contractual payments.

The following table presents the changes in the HCR Agreement payable during the year ended December 31, 2024:

Balance as of December 31, 2023	$46,033
Accretion	109
Second tranche funding, net of fees	24,975
Balance as of January 5, 2024	$71,117
Accretion	9,159
Payments	(2,731)
Second tranche funding, net of fees	32,485
Balance as of September 12, 2024	$110,030
Accretion	5,376
Payments	(2,122)
Balance as of December 31, 2024	$113,284
Less: current portion of long-term debt	(18,016)
Long-term portion of long-term debt	$95,268

The expected annual payments on long-term debt as of December 31, 2024 are as follows:

Year ending December 31:
2025	$18,016
2026	52,724
2027	32,963
2028	32,962
2029	15,308
Thereafter	16,521
Total	$168,494

On March 17, 2025, we entered into the Sixth Amendment to the HCR Agreement pursuant to which HCR made an additional $100.0 million available for funding under the second tranche. See Note 18 “Subsequent Event” for further information.

14. Legal Proceedings

YUTREPIA-Related Litigation

In connection with an amendment to the Company’s NDA filed in July 2023 to add PH-ILD as an indication for YUTREPIA, the Company provided a notice of the paragraph IV certification to United Therapeutics as the owner of the patents that are the subject of the certification to which the NDA for YUTREPIA refers. As a result, in September 2023, United Therapeutics filed a complaint for patent infringement against the Company in the U.S. District Court for the District of Delaware (Case No. 1:23-cv-00975-RGA) (the “New Hatch-Waxman Litigation”), asserting infringement by the Company of U.S. Patent No. 10,716,793, entitled “Treprostinil Administration by Inhalation” (the “‘793 Patent”). In November 2023, the U.S. Patent and Trademark Office (the “USPTO”) issued U.S. Patent No. 11,826,327, entitled “Treatment for Interstitial Lung Disease” (the “‘327 Patent”), to United Therapeutics. On November 30, 2023, United Therapeutics filed an amended complaint in the New Hatch-Waxman Litigation asserting infringement of the ‘327 Patent by the practice of YUTREPIA based on the amended NDA. In January 2024, the Company filed an answer, counterclaims and a partial motion to dismiss the claims related to the ‘793 Patent as a result of the decision by the United States Court of Appeals for the Federal Circuit to affirm a finding by the Patent Trial and Appeal Board (the “PTAB”) that the ’793 Patent is unpatentable. In February 2024, United Therapeutics stipulated to the dismissal of the claims in the New Hatch-Waxman Litigation related to the ‘793 Patent. In February 2024, United Therapeutics also filed a motion seeking a preliminary injunction to prevent the Company from manufacturing, marketing, storing, importing, distributing, offering for sale, and/or selling YUTREPIA for the treatment of PH-ILD. Judge Andrews denied the motion for a preliminary injunction in May 2024. Trial is scheduled for June 2025.

FDA Litigation

In February 2024, United Therapeutics filed a complaint against the FDA in the U.S. District Court for the District of Columbia (the “D.C. District Court”), challenging the FDA’s acceptance of the Company’s amended NDA for review (the “Original FDA Litigation”). The Company intervened and became a party to the lawsuit in March 2024. In March 2024, United Therapeutics filed a motion for a temporary restraining order and preliminary injunction in the FDA Litigation, seeking to enjoin the FDA from approving the Company’s NDA for YUTREPIA with respect to the indication to treat PH-ILD. United Therapeutics’ motion was denied in March 2024. In August 2024, United Therapeutics voluntarily dismissed its complaint, without prejudice.

In August 2024, the Company filed a lawsuit in the D.C. District Court to challenge the decision by the FDA to grant three-year regulatory exclusivity to Tyvaso DPI (the “New FDA Litigation”). The D.C. District Court granted the parties’ motion for an expedited summary judgment briefing schedule, and a summary judgment hearing was held in December 2024. In February 2025, the D.C. District Court issued a decision denying the Company’s motion for summary judgment and simultaneously granting the motions for summary judgment filed by the FDA and United Therapeutics. In so doing, the D.C. District Court affirmed the FDA’s award of regulatory exclusivity to Tyvaso DPI. This decision does not affect the expiration of the regulatory exclusivity, which will still occur on May 23, 2025.

In September 2024, United Therapeutics filed a cross claim in the New FDA Litigation, re-asserting its challenge to FDA’s acceptance of the Company’s amended NDA for review. The Company intervened and became a party with respect to the cross claim in November 2024. Both the Company and the FDA filed motions to dismiss United Therapeutics’ cross claim. The motions to dismiss remain pending.

Trade Secret Litigation

In December 2021, United Therapeutics filed a complaint in the Superior Court in Durham County, North Carolina, alleging that the Company and a former United Therapeutics employee who later joined the Company as an employee many years after terminating his employment with United Therapeutics (the “Former Employee”) conspired to misappropriate certain trade secrets of United Therapeutics and engaged in unfair or deceptive trade practices. In January 2024, the Former Employee filed a motion for summary judgment with respect to all claims, but the motion was denied in July 2024. In addition, in July 2024, the Company filed a motion for summary judgment with respect to all claims. A hearing on the Company’s motion for summary judgment was held in December 2024. The motion remains pending.

In May 2024, United Therapeutics filed a second complaint in the Superior Court in Durham County, North Carolina, against the Former Employee, alleging that he breached prior employment agreements with United Therapeutics by failing to assign to United Therapeutics his interest in patents obtained by the Company that relied upon or benefitted from certain inventions, discoveries, materials, authorship, derivatives and results developed by the Former Employee while he was employed by United Therapeutics. The Company was also named as a defendant in this new lawsuit. As part of the lawsuit, United Therapeutics alleges that the Former Employee misappropriated certain intellectual property of United Therapeutics which led to the development of YUTREPIA. The complaint also seeks declaratory judgement such that all right, title and interest in and to any patentable or unpatentable inventions, discoveries, and ideas made or conceived by the Former Employee while employed by the Company should be assigned and transferred to United Therapeutics because they involved the use of United Therapeutics’ confidential information. In July 2024, the Company filed a motion to dismiss all claims. A hearing on the Company’s motion to dismiss was held in December 2024. The motion remains pending.

RareGen Litigation

In April 2019, Sandoz and Liquidia PAH (then known as RareGen) filed a complaint against United Therapeutics and Smiths Medical (now ICU Medical) in the District Court of New Jersey (Case No. No. 3:19 cv 10170), (the “RareGen Litigation”), alleging that United Therapeutics and Smiths Medical violated the Sherman Antitrust Act of 1890, state law antitrust statutes and unfair competition statutes by engaging in anticompetitive acts regarding the drug treprostinil for the treatment of PAH. In March 2020, Sandoz and Liquidia PAH filed a first amended complaint adding a claim that United Therapeutics breached a settlement agreement that was entered into in 2015, in which United Therapeutics agreed to not interfere with Sandoz’s efforts to launch its generic treprostinil, by taking calculated steps to restrict and interfere with the launch of Sandoz’s competing generic product. United Therapeutics developed treprostinil under the brand name Remodulin® and Smiths Medical manufactured a pump and cartridges that are used to inject treprostinil into patients continuously throughout the day. Sandoz and Liquidia PAH allege that United Therapeutics and Smiths Medical entered into anticompetitive agreements (i) whereby Smiths Medical placed restrictions on the cartridges such that they can only be used with United Therapeutics’ branded Remodulin® product and (ii) requiring Smiths Medical to enter into agreements with specialty pharmacies to sell the cartridges only for use with Remodulin®.

In November 2020, Sandoz and Liquidia PAH entered into a binding term sheet (the “Term Sheet”) with Smiths Medical in order to resolve the outstanding RareGen Litigation solely with respect to disputes between Smiths Medical, Liquidia PAH and Sandoz. In April 2021, Liquidia PAH and Sandoz entered into a Long Form Settlement Agreement (the “Settlement Agreement”) with Smiths Medical to further detail the terms of the settlement among such parties as reflected in the Term Sheet. Pursuant to the Term Sheet and the Settlement Agreement, the former RareGen members and Sandoz received a payment of $4.25 million that was evenly split between the parties. In addition, pursuant to the Settlement Agreement, Smiths Medical granted Liquidia PAH and Sandoz a non-exclusive, royalty-free license in the United States to Smiths Medical’s patents and copyrights associated with the cartridge that Smiths Medical developed and manufactures for use with the CADD-MS 3 infusion pump (the “CADD-MS 3 Cartridge”) and certain other information for use of the CADD-MS 3 infusion pump and the CADD-MS 3 Cartridges. In connection with the license, Liquidia PAH and Sandoz agreed, among other things, to indemnify Smiths from certain liabilities related to any cartridge they developed for use with the CADD-MS 3 infusion pumps.

In September 2021, United Therapeutics filed a motion for summary judgment with respect to all of the claims brought by Sandoz and Liquidia PAH against United Therapeutics. At the same time, Sandoz filed a motion for summary judgment with respect to the breach of contract claim. In March 2022, the Court issued an order granting partial summary judgment to United Therapeutics with respect to the antitrust and unfair competition claims, denying summary judgment to United Therapeutics with respect to the breach of contract claim, and granting partial summary judgment to Sandoz with respect to the breach of contract claim. A trial to determine the amount of damages due from United Therapeutics to Sandoz with respect to the breach of contract claim was held from late April to early May 2024. In November 2024, the Court entered a judgment in the amount of $70.6 million. United Therapeutics, Sandoz and Liquidia PAH have all appealed the Court’s decision to the United States Court of Appeals for the Third Circuit, and briefing is ongoing.

Under the Promotion Agreement, all proceeds from the litigation will be divided evenly between Sandoz and Liquidia PAH. Under the litigation finance agreements that Liquidia PAH has entered into with Henderson and PBM, any net proceeds received by Liquidia PAH with respect to the RareGen Litigation will be divided between Henderson and PBM.

15. Commitments and Contingencies

Pharmosa License Agreement and Device License Agreement

In June 2023, we entered into a License Agreement with Pharmosa pursuant to which we were granted an exclusive license in North America to develop and commercialize L606, an inhaled, sustained-release formulation of treprostinil currently being evaluated in a clinical trial for the treatment of PAH and PH-ILD, and a non-exclusive license for the manufacture, development and use (but not commercialization) of such licensed product in most countries outside North America (the “Pharmosa License Agreement”). On October 2, 2024, we and Pharmosa entered into a First Amendment to the Pharmosa License Agreement (the “First Amendment”) which, among other things, expands our licensed territory beyond North America to include key markets in Europe, Japan and elsewhere.

Concurrently with the execution of the First Amendment, we and Pharmosa also entered into a Device License Agreement (the “Device License Agreement”). Pursuant to the terms of the Device License Agreement, Pharmosa will provide (i) an exclusive license to Liquidia Technologies for the right to develop, manufacture, use and commercialize Pharmosa’s next-generation smart-technology nebulizers (the “Device”) for use with L606 in most countries (subject to certain exceptions) (the “Territory”) and (ii) a non-exclusive license to Liquidia Technologies for the right to develop, manufacture and use (but not commercialize) the Device outside of the Territory.

Under the terms of the Pharmosa License Agreement, as amended, we will be responsible for development, regulatory and commercial activities of L606 in the Territory. Pharmosa will manufacture clinical and commercial supplies of the liposomal formulation through its global supply chain and support us in establishing a redundant global supply chain. In consideration for these exclusive rights, we paid Pharmosa an upfront license fee of $10 million and paid an additional $3.5 million upfront license fee in October 2024 in connection with the rights granted in the First Amendment and the Device License Agreement. In addition to the upfront fees, we will pay Pharmosa potential development milestone payments tied to clinical development and approvals in PAH and/or PH-ILD of up to $37.75 million, potential sales milestones of up to $185 million in North America and $150 million outside North American and two tiers of low, double-digit royalties on all net sales of L606. Pharmosa will also receive a $10 million milestone payment for each additional indication approved by the FDA after PAH and PH-ILD and each additional product approved by the FDA under the license, a $2 million milestone payment for each additional indication approved by the EMA after PAH and PH-ILD, and a $0.5 million milestone payment for each additional indication approved by the Pharmaceuticals and Medical Devices Agency after PAH and PH-ILD. We also retain the first right to negotiate for development and commercialization of L606 in Europe and other territories should Pharmosa seek a partner, subject to satisfaction of certain conditions as set forth in the Pharmosa License Agreement.

Mainbridge Health Care Device Development and Supply Agreement

In December 2022, we entered into a Device Development and Supply Agreement (the “Pump Development Agreement”) with Mainbridge Health Partners, LLC (“Mainbridge”) and Sandoz Inc. (“Sandoz”). The Pump Development Agreement provides for the cooperation between us, Sandoz and Mainbridge to develop a new pump that is suitable for the subcutaneous administration of Treprostinil Injection. Mainbridge will perform development, validation and testing activities required for the pump and related consumables in anticipation of submitting a 510(k) clearance application for the pump to the FDA. In connection with the Pump Development Agreement, we and Sandoz have agreed to pay Mainbridge certain future contingent milestone payments in accordance with the terms and conditions set forth therein.

UNC License Agreement

In December 2008, we entered into the Amended and Restated License Agreement with The University of North Carolina at Chapel Hill (“UNC”) for the use of certain patent rights and technology relating to initial innovations of our PRINT technology (the “UNC License Agreement”). As part of the UNC License Agreement, we hold an exclusive license to certain research and development technologies and processes in various stages of patent pursuit, for use in our research and development and commercial activities, with a term until the expiration date of the last to expire patent subject to the UNC License Agreement, subject to industry standard contractual compliance. Under the UNC License Agreement, we are obligated to pay UNC royalties equal to a low single digit percentage of all net sales of drug products whose manufacture, use or sale includes any use of the technology or patent rights covered by the UNC License Agreement, including YUTREPIA. We may grant sublicenses of UNC licensed intellectual property in return for specified payments based on a percentage of any fee, royalty or other consideration received.

Chasm Technologies

In March 2012, we entered into an agreement, as amended, with Chasm Technologies, Inc. for manufacturing consulting services related to our manufacturing capabilities during the term of the agreement. We agreed to pay future contingent milestones and royalties on net sales totaling no more than $1.5 million, $0.2 million of which has been accrued as of December 31, 2024.

Employment Agreements and Executive Severance and Change in Control Plan

We have agreements with certain employees and an Executive Severance and Change in Control Plan which covers certain other employees which require payments if certain events, such as a change in control or termination without cause, occur.

Purchase Obligations

We enter into contracts in the normal course of business with contract service providers to assist in the performance of research and development and manufacturing activities. Subject to required notice periods and obligations under binding purchase orders, we can elect to discontinue the work under these agreements at any time.

On July 14, 2023, we entered into an Amended and Restated Commercial Manufacturing Services and Supply Agreement with Lonza Tampa LLC (“Lonza”) (as amended, the “CSA”). Lonza is our sole supplier for encapsulation and packaging services for YUTREPIA. Pursuant to the terms of the CSA, we deliver bulk treprostinil powder, manufactured using our proprietary PRINT® technology, and Lonza encapsulates and packages it. The CSA was effective upon signing, will be in effect until December 31, 2028 and may thereafter be extended upon the mutual written agreement of the parties in accordance with the terms of the CSA. We may terminate the CSA upon 60 days’ written notice to Lonza in the event that the application for regulatory approval of YUTREPIA is rejected by the FDA and such FDA decision is not caused by the fault of the Company (the “Termination for FDA Rejection”). Lonza may terminate the CSA upon 120 days written notice if we do not receive regulatory approval of YUTREPIA from the FDA by December 31, 2025 (the “Termination for FDA Delay”). Upon any Termination for FDA Rejection or Termination for FDA Delay, we would reimburse Lonza for 50% of its documented out-of-pocket expenditures for any capital equipment that is purchased by Lonza after the effective date of the Agreement to perform the services for us, not to exceed $2.5 million in the aggregate.

We are required to provide Lonza with quarterly forecasts of our expected production requirements for the following 24-month period, the first twelve months of which is considered a binding, firm order. We are required to purchase certain minimum annual order quantities, which may be adjusted by us after the thirteenth month after receipt of regulatory approval of YUTREPIA. The CSA provides for tiered pricing depending upon the batch size ordered.

In addition, we entered into a multi-year supply agreement with LGM Pharma, LLC (“LGM”) to supply active pharmaceutical ingredients for YUTREPIA. Under the supply agreement with LGM, we are required to provide rolling forecasts, a portion of which will be considered a binding, firm order, subject to an annual minimum purchase commitment of $2.7 million for the term of the agreement. The agreement expires five years from the first marketing authorization approval of YUTREPIA.

As of December 31, 2024, we have non-cancelable commitments for product manufacturing and supply costs of approximately $12.8 million.

Other Contingencies and Commitments

From time-to-time we are subject to claims and litigation in the normal course of business, none of which do we believe represent a risk of material loss or exposure. See Note 14 for further discussion of pending legal proceedings.

In addition to the commitments described above, we are party to other commitments, including non-cancelable leases and long-term debt, which are described elsewhere in these notes to the consolidated financial statements.

16. Segment Information

We operate as a single business segment focused on the development, manufacture, and commercialization of products that address unmet patient needs, with current focus directed towards rare cardiopulmonary diseases such as PAH and PH-ILD. The determination of a single business segment is consistent with the consolidated financial information regularly reviewed by our Chief Executive Officer, the chief operating decision maker (“CODM”), in assessing segment performance and deciding how to allocate resources on a consolidated basis. The accounting policies of the segment are the same as those described in the summary of significant accounting policies.

The CODM measures segment profit and loss by net loss as reported in the consolidated income statements. The CODM uses net loss to monitor budget and forecast versus actual results to assess segment performance and to allocate resources across the organization. The measure of segment assets is reported on the consolidated balance sheet as total assets.

The following table summarizes segment revenue, segment loss, and significant segment expenses regularly reported to the CODM during the years ended December 31, 2024 and 2023:

	Year Ended December 31,
	2024	2023
Revenue	13,996	17,488
Cost of revenue	5,879	2,888
Program expenses (1)
YUTREPIA	37,352	23,487
L606	12,052	12,551
Generic Treprostinil	720	308
Total program expenses	50,124	36,346
Non-program expenses (2)	15,530	12,854
Personnel, including stock-based compensation	63,757	38,784
Loss from operations	(121,294)	(73,384)
Other income (expense), net	(6,997)	(5,118)
Net loss	(128,291)	(78,502)
(1)	Includes external research and development and general and administrative expenses
(2)	Includes professional service fees, facilities & infrastructure expenses, insurance, depreciation & amortization, and other corporate expenses.

17. Quarterly Results (Unaudited)

The following tables present selected unaudited condensed consolidated statements of operations and comprehensive loss for each quarter in the periods indicated:

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
	2024	2024	2024	2024
Revenue	$2,917	$4,448	$3,659	$2,972
Loss from operations	$(36,107)	$(29,189)	$(27,197)	$(28,801)
Net loss and comprehensive loss	$(38,510)	$(31,030)	$(28,668)	$(30,083)
Net loss per common share, basic and diluted	$(0.45)	$(0.40)	$(0.38)	$(0.40)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
	2023	2023	2023	2023
Revenue	$4,531	$3,678	$4,786	$4,493
Loss from operations	$(26,436)	$(14,891)	$(22,825)	$(9,232)
Net loss and comprehensive loss	$(27,450)	$(15,790)	$(23,517)	$(11,745)
Net loss per common share, basic and diluted	$(0.43)	$(0.24)	$(0.36)	$(0.18)

As discussed in Note 2 “Basis of Presentation, Significant Accounting Policies and Fair Value Measurements,” we identified immaterial errors in our accounting treatment of the fourth and fifth amendments to the HCR Agreement. We will revise our previously reported quarterly financial information in our future filings with the SEC, as applicable, to correct for these immaterial errors.

A summary of the revisions to the affected financial statement line items in these condensed consolidated financial statements is presented below for each quarterly period.

Condensed Consolidated Balance Sheets

	March 31, 2024
	As Previously Reported	Adjustment	As Revised
Long-term debt, noncurrent	$80,205	$(10,845)	$69,360
Total liabilities	$110,856	$(10,845)	$100,011
Accumulated deficit	$(470,026)	$10,845	$(459,181)
Total stockholders’ equity	$86,260	$10,845	$97,105

	June 30, 2024
	As Previously Reported	Adjustment	As Revised
Long-term debt, noncurrent	$81,764	$(10,119)	$71,645
Total liabilities	$114,639	$(10,119)	$104,520
Accumulated deficit	$(497,968)	$10,119	$(487,849)
Total stockholders’ equity	$62,722	$10,119	$72,841

	September 30, 2024
	As Previously Reported	Adjustment	As Revised
Long-term debt, noncurrent	$99,892	$(2,244)	$97,648
Total liabilities	$142,368	$(2,244)	$140,124
Accumulated deficit	$(521,123)	$2,244	$(518,879)
Total stockholders’ equity	$110,518	$2,244	$112,762

Condensed Consolidated Statements of Operations and Comprehensive Loss

	Three Months Ended March 31, 2024
	As Previously Reported	Adjustment	As Revised
Interest expense	$(2,524)	$(638)	$(3,162)
Loss on extinguishment of debt	$(11,483)	$11,483	$—
Total other expense, net	$(12,127)	$10,845	$(1,282)
Net loss and comprehensive loss	$(40,928)	$10,845	$(30,083)
Net loss per common share, basic and diluted	$(0.54)	$0.14	$(0.40)

	Three Months Ended June 30, 2024			Six Months Ended June 30, 2024
	As Previously Reported	Adjustment	As Revised	As Previously Reported	Adjustment	As Revised
Interest expense	$(2,600)	$(726)	$(3,326)	$(5,124)	$(1,364)	$(6,488)
Loss on extinguishment of debt	$—	$—	$—	$(11,483)	$11,483	$—
Total other expense, net	$(745)	$(726)	$(1,471)	$(12,872)	$10,119	$(2,753)
Net loss and comprehensive loss	$(27,942)	$(726)	$(28,668)	$(68,870)	$10,119	$(58,751)
Net loss per common share, basic and diluted	$(0.37)	$(0.01)	$(0.38)	$(0.91)	$0.13	$(0.78)

	Three Months Ended September 30, 2024			Nine Months Ended September 30, 2024
	As Previously Reported	Adjustment	As Revised	As Previously Reported	Adjustment	As Revised
Interest expense	$(2,996)	$(660)	$(3,656)	$(8,120)	$(2,024)	$(10,144)
Loss on extinguishment of debt	$7,215	$(7,215)	$—	$(4,268)	$4,268	$—
Total other expense, net	$6,034	$(7,875)	$(1,841)	$(6,838)	$2,244	$(4,594)
Net loss and comprehensive loss	$(23,155)	$(7,875)	$(31,030)	$(92,025)	$2,244	$(89,781)
Net loss per common share, basic and diluted	$(0.30)	$(0.10)	$(0.40)	$(1.20)	$0.03	$(1.17)

The adjustments noted above had a corresponding impact on the related line items in the condensed consolidated statements of stockholders' equity items for each respective period. There was no impact to the Company’s condensed consolidated statements of cash flows except for the presentation of net loss offset by the corresponding adjustment to reconcile net loss to net cash used in operating activities.

18. Subsequent Event

Sixth Amendment to the HCR Agreement

On March 17, 2025, we entered into the Sixth Amendment to the HCR Agreement pursuant to which HCR made an additional $100.0 million available for funding under the second tranche, $25.0 million of which was funded on March 17, 2025. An additional $50.0 million may be funded upon the first commercial sale of YUTREPIA following receipt of final FDA approval for the treatment of PAH and PH-ILD, so long as no injunction has been issued prohibiting Liquidia from commercializing YUTREPIA for either or both of PAH and PH-ILD, and an additional $25.0 million upon the mutual agreement of the parties after achieving aggregate net sales of YUTREPIA in excess of $100 million any time on or prior to June 30, 2026. As consideration for the additional $25.0 million funded at closing, Liquidia has agreed to a fixed payment schedule that terminates in 2032. Payments on the last two tranches, when funded, would also follow a fixed payment schedule. As further discussed in Note 13, aggregate payments to HCR are capped at 175% of the total amounts advanced by under the HCR Agreement plus a potential true-up payment to be made by us if HCR’s internal rate of return is less than a minimum rate of return on the date the cap is reached. The minimum rates of return for the three new tranches are 16%, 13% and 12%, respectively.